EXHIBIT No. 10.26

8-K Filed 8/28/12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), having an effective date of May 18th, 2012 (“Effective Date”), is entered into between DALECO RESOURCES CORPORATION, a Nevada corporation (together with its subsidiaries and affiliates, the “Company”), and MICHAEL D. PARRISH (“Executive”).

BACKGROUND

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment; and

WHEREAS, Executive and the Company desire to set forth the terms and conditions of Executive’s employment with the Company in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows, intending to be legally bound:

1. Employment, Duties and Responsibilities.

1.1 Employment. During the Term (as defined below), Executive shall be employed as the Chief Executive Officer of the Company and shall report directly to the Board of Directors of the Company (the “Board”). Executive shall devote his full business time and efforts to promote the interests of the Company. Nothing herein, however, shall preclude Executive from devoting a portion of his time and efforts (and retaining remuneration, if any, for such services) to (i) his personal and family affairs and investments, (ii) charitable, educational, civic, and military activities, or (iii) service on the boards of other for-profit and not-for-profit entities; provided, however, in each case so long as such activities do not materially interfere with the performance of his duties hereunder; and provided further that with respect to engaging in outside business activities or serving on the board of any for-profit entity, Executive shall first obtain the prior consent of the Board.

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1.2 Member of the Board. During the Term, Executive shall be appointed to be a member of the Board.

1.3 Duties and Responsibilities. During the Term, Executive shall have such duties, responsibilities and authorities commensurate with his position as Chief Executive Officer and as may be assigned to Executive from time-to-time by the Board, consistent with Executive’s position.

1.4 Principal Work Location. During the Term, except for any required business travel in connection with the performance of his duties hereunder, Executive shall perform his duties at the principal executive offices of the Company (currently in West Chester, Pennsylvania); provided, however, that the Board, in its sole discretion, may determine that the executive offices of the Company should be re-located to a different place within the Greater Philadelphia, Pennsylvania region (the “New Headquarters”).

2. Term of Employment.

2.1 Initial Term. The initial term (“Initial Term”) of Executive’s employment under this Agreement shall commence on May 21, 2012 (the “Commencement Date”) and shall continue through the close of business on November 20, 2012 (the “Initial Scheduled Expiration Date”), unless sooner terminated: (i) by Executive’s resignation; (ii) in accordance with Paragraph 5 below; or (iii) by the Board, at the sole discretion of the Board, if by November 1, 2012, any two (2) (or more) of the following performance targets (the “Initial Performance Benchmarks”) have not been achieved:

2.1.1 The Company has received a firm commitment (on terms reasonably acceptable to the Board) from a third-party (reasonably acceptable to the Board) for investment of new capital into the Company in the amount of at least $1,000,000.00;

2.1.2 The Company has achieved gross operating revenues for FY2012 (ending September 30, 2012) in the amount of at least $750,000.00;

2.1.3 The Company has cash on-hand in an amount of at least $650,000.00.

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2.2 Subsequent Terms. Executive’s employment hereunder shall be automatically extended on an annual basis, on the terms and conditions set forth herein, for additional periods of one-year each (each a “Subsequent Term” and collectively the “Subsequent Terms”), with the first Subsequent Term commencing on the first day after the Initial Scheduled Expiration Date, i.e., on November 21, 2012, and thereafter commencing on the first day after each Subsequent Scheduled Expiration Date, unless either party hereto gives written notice to the other party of its or his election not to so extend Executive’s employment hereunder at least 45 days prior to (i) the Initial Scheduled Expiration Date or (ii) the subsequent expiration date of a Subsequent Term (“Subsequent Scheduled Expiration Date”). The period during which Executive is employed pursuant to this Agreement (including the Initial Term and all Subsequent Terms in accordance with the preceding sentence) shall be referred to as the “Term.”

3. Compensation and Expenses. During the Term, Executive shall be entitled to the following:

3.1 Salary.

3.1.1 Initial Term - Base Salary. Except as otherwise provided herein, during the Initial Term, the Company shall pay Executive an initial base salary of One Hundred Thousand Dollars ($100,000.00) (“Initial Base Salary”) payable in installments as follows:

3.1.1.1 For the period commencing with the Commencement Date and expiring on September 30, 2012, the bi-weekly or semi-monthly installments shall be calculated using $250,000.00 as the numerator and either 26 (if the Company makes its payroll payments on a bi-weekly basis) or 24 (if the Company makes its payroll payments on a semi-monthly basis) as the denominator; and

3.1.1.2 For the remainder of the payroll installments during the Initial Term, the bi-weekly or semi-monthly installments shall be made in such manner that each of such remaining installments shall be approximately equal and calculated in such manner that the total of all of the Initial Base Salary payroll installments paid by the Company to Executive for Executive’s employment during the Initial Term shall not exceed $100,000.00.

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All installments of Executive’s Initial Base Salary shall be made in accordance with the Company’s normal payment procedures (but in no event less frequently than semi-monthly) and subject to such withholdings and other normal employee deductions as may be required by applicable law.

Notwithstanding the foregoing provisions of this Paragraph 3.1.1, in the event that the Initial Term (and Executive’s employment with the Company) is terminated earlier than the Initial Scheduled Termination Date pursuant to Paragraph 2.1 above, then all installments of Executive’s Initial Base Salary already paid by the Company (together with an amount equal to the prorata share of the next unpaid installment of Executive’s Initial Base Salary based on the unpaid days of Executive’s employment through the date of the early termination of Executive’s employment) shall be deemed fully earned and such unpaid prorata amount of Executive’s Initial Base Salary shall be promptly paid to Executive by the Company.

3.1.2 Subsequent Terms - Base Salary. Except as otherwise provided herein, during each Subsequent Term, the Company shall pay Executive a base annual salary of Two Hundred Thousand Dollars ($200,000.00) per year (“Subsequent Term Base Salary”) payable in substantially equal regular bi-weekly or semi-monthly installments. All installments of Executive’s Subsequent Term Base Salary shall be made in accordance with the Company’s normal payment procedures (but in no event less frequently than semi-monthly) and subject to such withholdings and other normal employee deductions as may be required by applicable law.

3.1.3 Adjustments to Base Salary.

3.1.3.1 Earned Adjustments. If, during the first twelve (12) months of the Term, i.e., during the first twelve (12) months of Executive’s employment with the Company, two (2) or more of the Initial Performance Benchmarks specified in Paragraphs 2.1.1, 2.1.2, and 2.1.3 above are achieved, then Executive’s base salary, i.e., both Executive’s Initial Base Salary and Executive’s Subsequent Base Salary shall be adjusted to a rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year for the period beginning on the date that the second of such Initial Performance Benchmarks shall have been achieved and continuing until the next adjustment of Executive’s base salary.

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3.1.3.2 Discretionary Adjustments. At any time during the Term, the Board may grant to Executive such other and further adjustments, i.e., increases but not decreases, to Executive’s then applicable base salary as the Board, in the sole discretion of the Board, determines appropriate.

3.1.3.3 Additional Negotiated Adjustments. Nothing in the foregoing provisions of this Agreement shall be interpreted to limit the right and power of Executive and the Board to negotiate any other adjustments to Executive’s salary.

3.2 Equity.

3.2.1 Initial Shares. If, during the first twelve (12) months of the Term, i.e., during the first twelve (12) months of Executive’s employment with the Company, two (2) or more of the Initial Performance Benchmarks specified in Paragraphs 2.1.1, 2.1.2, and 2.1.3 above are achieved, the Company shall transfer to Executive six hundred thousand (600,000) shares of the Company’s S-8 registered common stock which will vest monthly at the rate of one hundred thousand (100,000) shares per month of Executive’s employment service beginning with the first calendar month after the date of the achievement of the second (2nd) of the Initial Performance Benchmarks to be achieved. The shares shall be transferred to Executive on the last day of every such month, in six (6) equal installments. The value of such shares shall be determined by the closing price of the stock on the day before the day of each transfer of such shares. Notwithstanding the foregoing provisions of this Paragraph 3.2.1 (or any other provisions of this Agreement), this Agreement shall not be interpreted or construed to mean that Executive is being awarded any shares of the Company’s S-8 registered common stock S-8 in consideration for any of Executive’s fund-raising activities or fund-raising performance, and, if necessary, this Paragraph 3.2.1 shall be modified as needed to avoid any such interpretation or construction.

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3.2.2 Subsequent Shares.

3.2.2.1 Discretionary Shares. At any time during the Term, the Board may grant to Executive such other and further shares of the Company’s common stock as the Board, in the sole discretion of the Board, determines appropriate.

3.2.2.2 Additional Negotiated Shares. Nothing in the foregoing provisions of this Agreement shall be interpreted to limit the right and power of Executive and the Board to negotiate any other grants to Executive of shares of the Company’s common stock.

3.3 Benefits. During the Term, Executive shall participate during the Term in such 401(k), pension, supplemental executive retirement plan, life insurance, health, disability and major medical insurance plans, and in such other senior executive officer benefit and perquisite plans, programs or policies, as may be maintained from time-to-time by the Company during the Term, in each case on a basis no less favorable to Executive than the basis generally provided to other similarly-situated senior executive officers of the Company and subject to the terms and provisions of such plans, programs or policies as determined by the Board, in the sole discretion of the Board.

3.4 Executive Options. On the Commencement Date of Executive’s employment with the Company, the Company shall grant to Executive options to purchase one million two hundred thousand (1,200,000) shares of the Company’s common stock (the “Options”).

3.4.1 Exercise Strike Price. The Options shall have an exercise strike price equivalent to the fair market value of the Company’s common stock as of the Effective Date of this Agreement.

For the purpose of this Agreement, the term “fair market value of the Company’s common stock” shall mean the US Dollar denominated amount equal to the mean value of the mean values of the “bid” and “ask” prices for the Company’s common stock for the five (5) trading days preceding the relevant date, i.e., with respect to this Paragraph 3.4 the five (5) trading days before the Commencement Date.

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 3.4.2 Vesting Schedule. The Options shall vest, i.e., all become eligible for exercise by Executive, on the following schedule:

3.4.2.1 Fifty percent (50%) on the first (1st) anniversary of the Commencement Date, i.e., on May 21, 2013;

3.4.2.2 Fifty percent (50%) on the second (2nd) anniversary of the Commencement Date, i.e., on May 21, 2014.

3.4.3 Term and Expiration of Options. The basic term of the Options shall be three (3) years from the effective date that the Options are granted, i.e., all vested Options must be exercised by Executive within three (3) years after May 21, 2012; provided, however, notwithstanding the foregoing provisions of this Paragraph 3.4.3, all vested Options not exercised by Executive as of the date of the expiration of the Term (of Executive’s employment with the Company) must be exercised by Executive within sixty (60) days after the date of such expiration of the Term; and provided further, all vested Option not timely exercised by Executive in accordance with the provisions of this Paragraph 3.4 shall be deemed conclusively to be irrevocably expired and void.

3.5 Additional Equity Incentive Plans. During the Term, from time-to-time, at the sole discretion of the Board. Executive shall be entitled to participate in the Company’s equity plans and programs for senior executive officers of the Company on a basis that is consistent with the basis upon which any other similarly-situated senior executive officer participates.

3.6 Vacation. Executive shall be entitled to paid vacation of not less than two (2) weeks during the Initial Term and thereafter four (4) weeks per year during the remainder of the Term. Such vacation weeks shall not necessarily be consecutive weeks. All vacation time for Executive shall be in accordance with the Company’s policy for senior executive officers during the Term, including without limitation any applicable “use it or lose it” policies.

3.7 Expenses. The Company shall promptly reimburse Executive for reasonable business-related expenses incurred by him in connection with the performance of his duties under this Agreement during the Term; subject, however, to the Company’s policies relating to business-related expenses as are in effect from time-to-time during the Term.

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4. Exclusivity, Confidentiality, Non-Compete.

4.1 Exclusivity. Executive shall to perform his duties, responsibilities and obligations under this Agreement efficiently and to the best of his ability. Except as set forth in Paragraph 1.1 above, Executive shall devote his full business time, care and attention and use his reasonable best efforts to perform his duties, responsibilities and obligations during the Term. Executive shall perform all of his activities as an employee of the Company in substantial conformity with applicable law and with all policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

During the Term, Executive shall not engage in any other business activities, pursued for gain, profit or other pecuniary advantage, that are competitive with the activities of the Company, except as permitted in Paragraph 4.2 below and in Paragraph 1.1 above.

4.2 Other Business Ventures. During the Term, Executive shall not own, directly or indirectly, any controlling or substantial stock or other beneficial interest in any business enterprise which is competitive with any business engaged in by the Company. Notwithstanding the foregoing, the Board acknowledges that the Executive currently is an affiliate, director, and shareholder of EIHC company shares. Additionally, Executive may own, directly or indirectly, up to 1% of the outstanding capital stock of any such business enterprise which is competitive with any business engaged in by the Company.

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4.3 Confidentiality: Non-Competition.

4.3.1 Confidentiality. During and after the Term, other than in the ordinary course of performing his duties for the Company, Executive shall not make use of or divulge to any other person, firm or corporation, any of the Company’s confidential or proprietary trade or business secrets, processes, methods or means, or any other confidential information concerning the business or policies of the Company, which he may have learned in connection with his employment. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information reasonably treated as confidential or as a trade secret by the Company. Executive’s obligation under this Paragraph 4.3.1 shall not apply to any information which (i) is known publicly (including information known publicly within the relevant trade or industry); (ii) is in the public domain or hereafter enters the public domain without the fault of Executive; (iii) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive; or (iv) is hereafter disclosed to Executive by a third party not under an obligation of confidence to the Company. Executive shall not remove from the premises of the Company, except as a director or an employee of the Company in the performance of his duties for the Company or except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by him; provided, however, that nothing herein shall prevent Executive from retaining (i) his papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars, personal files and phone books; (ii) information showing his compensation or relating to reimbursement of his business expenses; (iii) information that is necessary for tax purposes; and (iv) copies of plans, programs, policies and agreements relating to his employment, or termination thereof, with the Company and its affiliates. Anything herein or elsewhere to the contrary notwithstanding, the provision of this Paragraph 4.3.1 shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order Executive to disclose or make accessible any information or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement or any other agreement between the parties, including, without limitation, the enforcement of such agreements.

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4.3.2 Non-Competition. If Executive’s employment is terminated during the Term (i) by the Company for Cause (as defined in Paragraph 5.1 below) or (ii) by Executive not for Good Reason (as defined in Paragraph 5.3 below), then Executive shall not for a period of (i) two (2) years from the date of such termination if such termination occurs prior to the first anniversary of the Effective Date or (ii) one year from the date of such termination if such termination occurs at any time on or after the first anniversary of the Effective Date, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer: (i) perform any services for a competitor which has material operations which directly compete with the Company in the sale of any products sold by the Company at the time of the termination of Executive’s employment (“Competitive Business”); (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s contract of employment or agency, as the case may be, with the Company; or (iii) divert, or attempt to divert, any person, concern, or entity from doing business with the Company, nor will he solicit or cause any other person or entity to solicit any person, concern or entity to cease being a customer or supplier of the Company. Notwithstanding anything herein to the contrary, this Paragraph 4.3.2 shall not prevent Executive from acquiring securities representing not more than one percent (1%) of the outstanding voting securities of any entity.

In the event of any conflict between the provisions of this Paragraph 4.3 and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Paragraph 4.3 shall control, unless Executive shall have expressly agreed in writing that the conflicting provision will override or amend this Paragraph 4.3.

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5. Termination.

5.1 Termination by the Company. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without Cause; subject, however, to the specific contractual obligations of the Company to Executive described herein. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within sixty (60) days after written notice of such failure is delivered to Executive by the Company, (ii) any time during the Term (but after the Initial Term) for a period of sixty (60) consecutive days the Company has less than $650,000.00 of cash on hand in accounts available to the Company on an unrestricted basis unless the Board waives (on a temporary basis) this condition, i.e., this $650,000.00 of available cash condition; (iii) Executive’s gross misconduct relating to the performance of Executive’s duties for the Company, including, without limitation, embezzlement, fraud, or misappropriation of the Company’s property, (iv) the conviction of Executive, or entry of a plea of guilty or nolo contendere by Executive to, a felony or other crime involving moral turpitude, or (v) any material breach by Executive of any material obligation to the Company under Paragraphs 4.1, 4.2 or 4.3 herein, which breach is not cured (if curable) by Executive within sixty (60) days after written notice of such failure is delivered to neExecutive by the Company. Notwithstanding anything herein to the contrary, Executive shall not be terminated for Cause within the meaning of clauses (i), (ii), (iii), or (v) of this Paragraph 5.1 unless he receives written notice from the Company stating the basis for such termination and there is a majority vote of all non-employee members of the Board to terminate him for Cause. The decision by the Company or by Executive to allow the Term to expire on either the Initial Scheduled Expiration Date or on any Subsequent Scheduled Expiration Date shall not be deemed a termination without Cause.

5.2 Termination Because of Death and Disability.

5.2.1 Death. In the event Executive dies during the Term, Executive’s employment under this Agreement shall automatically terminate, such termination to be effective on the date of Executive’s death.

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5.2.2 Disability. In the event that Executive shall suffer a Disability (as defined below), the Company or Executive shall have the right to terminate Executive’s employment under this Agreement, such termination to be effective upon the giving of notice thereof to the other party in accordance with Paragraph 6.5 hereof. For purposes of this Agreement, the term “Disability” means Executive is receiving long-term disability benefits under the Company’s plan(s) or, if there is no such plan, a physical or mental condition which has prevented Executive from performing satisfactorily his duties hereunder for a period of at least ninety (90) consecutive days as determined by a medical doctor mutually agreeable to Executive and the Company. If the parties cannot agree on a medical doctor, Executive and the Company shall each choose a medical doctor and the two medical doctors shall choose a third medical doctor, who shall be the approved “medical doctor” for this purpose.

5.3 Termination by Executive with or without Good Reason. Executive may terminate his employment with the Company at any time, with or without Good Reason; provided, however, that any termination by Executive of his employment under this Agreement for Good Reason shall not be effective unless Executive has provided notice to the Company of the event giving rise to Good Reason no later than ninety (90) days after the date the event occurs or, if later, the date Executive learns (or should have learned) of such event. For purposes of this Agreement, each of the following shall constitute “Good Reason” unless otherwise agreed to in writing by Executive: (i) the Company sells, leases or otherwise transfers all or substantially all of its assets to an entity which has not, as of the date of such transaction, either assumed the Company’s obligations under this Agreement or entered into a new employment contract which is mutually satisfactory to Executive and such entity; (ii) a material diminution occurs in the duties, responsibilities or authorities of Executive as Chief Executive Officer of the Company that is not cured within thirty (30) days after written notice of the same is received by the Company; (iii) the Company’s failure to pay compensation to Executive as required hereunder and such failure is not cured within thirty (30) days after written notice of the same is received by the Company; (iv) any change in the reporting structure so that Executive reports to someone other than the Board; (v) failure to appoint or elect (or re-elect) Executive as a member of the Board or the removal of Executive as a member of the Board; (vi) the principal executive offices of the Company are moved to a location more than twenty-five (25) miles from the New Headquarters, unless Executive approves such relocation in writing; (vii) any decrease in Executive’s Base Salary, unless Executive approves such decrease in writing; or (viii) any material breach by the Company of any material obligation to Executive under this Agreement. Notwithstanding the above, Good Reason shall not exist unless the Executive has notified the Board of the actions or failures to act giving rise to Good Reason, and such actions or failures, if capable of being cured, shall not have been cured by the Company within thirty (30) days of the receipt of such notice.

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5.4 Effect of Termination.

5.4.1 Accrued Obligations. In the event of termination of Executive’s employment for any reason (including a termination of Executive’s employment on the Initial Scheduled Expiration Date or any Subsequent Scheduled Expiration Date, the Company shall pay or provide Executive (or his beneficiary or, if he has not selected a beneficiary, his estate, in the event of his death) (i) any Base Salary or other compensation earned but not paid to Executive prior to the effective date of such termination, (ii) any qualified business expenses of Executive that remain unreimbursed as of the date of termination and (iii) any payments, benefits, or entitlements which are vested, fully and unconditionally earned or due pursuant to this Agreement or any Company plan, policy, program or arrangement or other agreement (clauses (i) through (iii) of this Paragraph 5.4.1 being collectively referred to as “Accrued Obligations”), and the Company shall not have any other obligations to pay or provide any other amount or benefits to Executive except as expressly set forth below. Executive’s outstanding options and other equity awards shall be treated in accordance with the terms of the applicable plans and award agreements governing such awards.

5.4.2 Options. If the Company terminates Executive’s employment during the Term other than for Cause (as defined in Paragraph 5.1 above), all of Executive’s unvested Options shall vest immediately upon Executive’s termination. If the Company terminates Executive for Cause, then none of Executive’s unvested Options shall vest upon Executive’s termination, i.e., all of such unvested Options shall be deemed conclusively and irrevocably void on the date of such termination.

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5.4.3 Termination Payments. In the event of a termination of Executive’s employment during the Term: (i) by Executive for Good Reason (as defined in Paragraph 5.3 above); (ii) by the Company prior to the Initial Scheduled Expiration Date or any Subsequent Scheduled Expiration Date for reasons other than for Cause; or (iii) by Executive’s death or Disability (as defined in Paragraph 5.2.2 above); then, in addition to any Accrued Obligations, Executive (or his estate) shall, subject to his execution of a release and waiver in the form satisfactory to counsel for the Company (other than in the case of death), be entitled to payment of the unpaid portion of Executive’s then applicable Base Salary through the date of the then current scheduled expiration date and the continued participation for Executive and his eligible dependents under the Company’s medical and dental plans in accordance with Paragraph 3.3 above, at the same cost Executive was paying as an employee, for a twelve (12) month period commencing on the date Executive’s employment is terminated. Upon the expiration of such 12-month period, Executive shall be eligible to elect medical and/or dental continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Notwithstanding the foregoing provisions of this Paragraph 5.4, in the event of the termination of Executive’s employment with the Company on the Initial Scheduled Expiration Date or on any Subsequent Scheduled Expiration Date then the Company shall have no obligation to provide any further compensation or benefits to Executive (or to any of his dependents) other than the Accrued Obligations.

5.5 Full Settlement; Payment Date. Except as specifically provided in this Agreement, Executive shall have no rights to compensation or benefits upon or after termination of employment except as may be specifically provided under the Company’s employee benefit plans. All payments due under Paragraph 5.4 above shall be paid in accordance with the applicable plan, policy, program, arrangement or other agreement.

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6. Obligations Absolute: Withholding. The obligations of the Company under this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including without limitation (i) Executive’s receipt of compensation and benefits from another employer in the event that Executive accepts new employment following the termination of his employment under this Agreement, or (ii) any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or anyone else.

All payments to Executive under this Agreement may be reduced by applicable withholding by federal, state or local law.

7. Change in Control.

7.1 Change in Control Protections. Upon the occurrence of a Change in Control (as defined below), Executive’s Options, and all outstanding equity and long-term incentive awards to and for the benefit of Executive, shall immediately vest (and not be subject to forfeiture for any reason) in a manner to enable Executive to fully participate in the Change in Control transaction, and, to the extent any of Executive’s vested stock Options which were granted to Executive on or after the Effective Date survive such Change in Control, then such vested Options shall thereafter remain exercisable in accordance with their original terms (including termination in connection with a termination of Executive’s employment with the Company). For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

7.1.1 the acquisition by any individual, entity or group [within the meaning of Paragraph 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)] (a “Person”) of Beneficial Ownership (as defined below) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Paragraph 7.1.1 the following acquisitions shall not constitute a Change in Control:

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7.1.1.1 any acquisition directly from the Company;

7.1.1.2 any acquisition by the Company or any corporation controlled by the Company;

7.1.1.3 any acquisition by any corporation pursuant to a transaction which complies with (i) or (ii) of this Paragraph 7.1.1;

7.1.1.4 if the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

7.1.2 the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

8. Representations and Warranties.

8.1 Executive represents and warrants to the Company that as of the Effective Date (i) neither the execution and delivery of this Agreement nor the performance of his duties under this Agreement violates or will violate the provisions of any other written agreement to which he is a party or by which he is bound; and (ii) except for obligations to maintain confidentiality of certain information relating to previous employers which will not unreasonably interfere with the performance of his duties hereunder, there are no written agreements by which he is currently bound which would prevent him from performing his duties hereunder.

8.2 The Company represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized by all necessary corporate action, (ii) the officer signing this Agreement on its behalf is duly authorized to do so, and (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound.

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9. Miscellaneous.

9.1 No Mitigation. Executive shall not be required to mitigate damages resulting from the termination of his employment with the Company.

9.2 Indemnification/D&O Liability Insurance. Before, during and after the Term, the Company shall indemnify and hold harmless Executive (and advance him expenses) to the fullest extent permitted by the Company’s articles of incorporation and/or by-laws, which shall be the articles and by-laws as in effect as of the Effective Date (unless such documents are amended in a manner favorable to Executive, in which case Executive shall be afforded the benefits of such amendment), or if greater, in accordance with applicable law for actions or inactions of Executive as an officer, director, employee or agent of the Company or as a fiduciary of any benefit plan of any of the foregoing or as otherwise set forth in the applicable document; provided, however, the Company shall have no duty to defend, indemnify, or otherwise hold Executive harmless from any acts or omissions of Executive which constitute fraud, malice, bad faith, gross negligence, or breach of any fiduciary duty owed by Executive to the Company or to its shareholders.

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9.3 Benefits of Agreement: Assignment Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. No rights or obligations of Executive hereunder may be assigned or transferred by Executive, without the prior written consent of the Company, except to the extent permitted under any applicable plan, policy, program, arrangement of, or other agreement with, the Company or by will or operation of law. No rights or obligations of the Company under this Agreement may be assigned without the prior written consent of Executive, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity or a sale or liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company (and to the extent applicable its respective subsidiaries and affiliates) under this Agreement. For the avoidance of doubt, “Company” shall include any successor entity to DALECO RESOURCES CORPORATION.; provided, however, upon any Change in Control, if such successor, transferee or assignee conducts businesses which were not conducted by the Company immediately prior to such transaction (“Other Businesses”), references to the Company and its affiliates or subsidiaries in Paragraph 4 of this Agreement shall not include such Other Businesses nor shall any reference to employees, agents, customers or suppliers include a reference to an employee, agent, customer or supplier of such successor entity unless such employee, agent, customer or supplier was also an employee, agent, customer or supplier of the Company immediately prior to such transaction. If Executive should die while any amount, benefit or entitlement would still be payable (or due) to Executive hereunder if he had continued to live, all such amounts, benefits and entitlements shall be paid or provided in accordance with the terms of this Agreement to Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to Executive’s estate.

9.4 Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered, or if sent by registered or certified mail, postage prepaid, with return receipt requested, or by a nationally recognized overnight courier addressed: (i) in the case of the Company, to:

Daleco Resources Corporation, Attention: General Counsel, at the address of the Company’s headquarters at the time such notice is delivered, or to such other address and/or to the attention of such other person as the Company shall designate by written notice to Executive; and (ii) in the case of Executive, to his then current home address as shown on the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given (which in the case of registered or certified mail or overnight courier, shall be the date acknowledgment of delivery is obtained by such service).

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9.5 Entire Agreement; Amendment. This Agreement shall be effective and binding on the parties as of the Effective Date first written above. Except as noted in this Agreement, this Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, including, without limitation, the terms and conditions of Executive’s employment during the Term, and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to such subject matter. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto, specifically referencing the provision being so changed or modified.

9.6 Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

9.7 Headings. The paragraph headings herein are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the Commonwealth of Pennsylvania without reference to the principles of conflict of laws.

9.9 Agreement to Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to effectuate the purposes hereof.

9.10 Arbitration. Except for disputes with respect to or arising out of or in relation to Paragraph 4.4 above, every dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions (each, a “Covered Claim”) shall be submitted to arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Each party shall be responsible for his or its own legal fees and expenses in connection with any Covered Claim. Judgment upon any such arbitration award may be entered in any court of competent jurisdiction.

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9.11 Survivorship. The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Term of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

9.12 Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered and received by facsimile or electronic mail shall be effective for all purposes.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written and intends to be legally bound.

COMPANY:

DALECO RESOURCES CORPORATION

BY:	/s/ David A. Grady	Date: 8/23/12
DAVID A. GRADY, Director
Chairman, Corporate Compensation Committee

EXECUTIVE:

	/s/ Michael D. Parish	Date: 8/23/12
MICHAEL D. PARRISH

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